Weinberg & Baer LLC

115 Sudbrook Lane, Baltimore, MD 21208

Phone (410) 702-5660

Mr. Julius Klein

Infeed Medica Corp.

Zeev Chaklay 4/18

Jerusalem 96462

Dear Mr. Klein:

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation in the Registration Statement ( amendment # 1 ) of Infeed Medica Corp. on Form S-1 of our report on the financial statements of the Company as its registered independent auditor dated July 6, 2014, as of and for the periods ended December 31, 2013 and 2012 and from inception to December 31, 2013. We further consent to the reference to our firm in the section on Experts.

Respectfully submitted,

Weinberg & Baer LLC

Baltimore, Maryland

August 28 , 2014